CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 2-88816 and 811-3940) of our report dated July 25, 2014 on the financial statements and financial highlights of Select Managers Small Cap Growth Fund (one of the series comprising Strategic Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended May 31, 2014.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

September 24, 2014